Exhibit 99.3

INSTRUCTIONS

TO REGISTERED HOLDER AND/OR

BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM BENEFICIAL OWNER

OF

NEWMARKET CORPORATION

7 1/8% SENIOR NOTES DUE 2016

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus, dated [                 ], 2007 (the “Prospectus”) of NewMarket Corporation, a Virginia corporation (the “Company”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), that together constitute the Company’s offer to exchange (the “Exchange Offer”) $150,000,000 of its 7 1/8% Senior Notes due 2016 (the “Exchange Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 7 1/8% Senior Notes due 2016 (the “Old Notes”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus and the Letter of Transmittal.

This will instruct you, the registered holder and/or book-entry transfer facility participant, as to action to be taken by you relating to the Exchange Offer with respect to the Old Notes held by you for the account of the undersigned, on the terms and subject to the conditions in the Prospectus and the Letter of Transmittal.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (fill in amount):

$                         (principal amount of Old Notes).

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	TO TENDER ALL of the Old Notes held by you for the account of the undersigned.

☐	TO TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any, which must be tendered in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000):

$                         (principal amount of Old Notes).

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned agrees and acknowledges that you are authorized:

(a) to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations that (i) the undersigned’s principal residence is in the state of                      (FILL IN STATE), (ii) the undersigned is acquiring the Exchange Notes in the ordinary course of business of the undersigned, (iii) the undersigned is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) the undersigned acknowledges that any person who is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission (the “Commission”) set forth in no-action letters that are discussed in the section of the Prospectus entitled “The Exchange Offer—Resale of the Exchange Notes,” and (v) the undersigned is not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company;

(b) to agree, on behalf of the undersigned, as set forth in the Letter of Transmittal; and

(c) to take such other action as necessary under the Prospectus or the Letter of Transmittal to effect the valid tender of such Old Notes.

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name (please print):

Address:

Telephone number:

Taxpayer Identification or Social Security Number:

Date: , 200